Exhibit 4.1

             Stock Subscription Agreement (Avalon Media Group, Inc.)

                             SUBSCRIPTION AGREEMENT

         The undersigned subscriber does hereby subscribe for and agree to take and pay for the number of shares of AVALON MEDIA GROUP, INC., a Tennessee corporation (hereinafter referred to as the "Corporation"), as set forth below:

         Common shares paid in cash in the amount of the consideration below at the par value of Zero and 1/100 Dollars ($0.01) per share:

                                   NUMBER OF SHARES
NAME OF SUBSCRIBER                  SUBSCRIBED FOR          CONSIDERATION
------------------                  ---------------         -------------
Avalon-Borden Companies, Inc.             1,000               $1,000.00

         The undersigned understands and agrees that the capital shares subscribed for are to be paid for in full at such time, or in such installments and at such times, as shall be determined by the Board of Directors and that upon payment by each of us, a certificate or certificates will be issued for the number of shares for which we each have subscribed. Any call made by the Board of Directors for payment on subscriptions shall be uniform as to all shares of the same class. In case of default in the payment of any installment or call when due, the Corporation may proceed to collect the amount due in the same manner as any debt due the Corporation.

         The undersigned further understands and agrees that the Bylaws of the Corporation may prescribe other penalties for failure to pay installments or calls that may become due, but no penalty working a forfeiture of the subscription, or of the amounts paid thereon, shall be declared against any subscriber unless the amount due thereon remains unpaid for a period of 20 days after written demand has been made therefor. If mailed, such written demand shall be deemed to be made when deposited in the United States mail in a sealed envelope addressed to the subscriber at the last post office address known to the Corporation, with postage thereon prepaid.
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         In the event of the sale of any shares by reason of any forfeiture, the excess of proceeds realized over the amount due and unpaid on such shares shall be paid to the delinquent subscriber or to the legal representative of such delinquent subscriber.

         IN WITNESS WHEREOF, we have hereunto set our hands and seals this 30TH day of JUNE, 1998.

                                          AVALON-BORDEN COMPANIES, INC.

                                          /s/ DAS A BORDEN        (SEAL)
                                          ------------------------------
                                          Das A. Borden



                                          (SUBSCRIBER)

                          ACCEPTED, this 30TH day of JUNE, 1998.



                                          AVALON MEDIA GROUP, INC.

                                          By: /s/ WALTER R. SIMS
                                             ---------------------------
                                             Walter R. Sims
                                             Its President

                                                  (CORPORATION)

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